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                         REDACTED  FOR CONFIDENTIALITY

                                                                 EXHIBIT 10.9


                       ASSURED SUPPLY AND DEMAND AGREEMENT



   ASSURED SUPPLY AND DEMAND AGREEMENT (this "Agreement"), made as of February 17, 1998, by and among Lucent Technologies Microelectronics Pte. Ltd., a Singapore corporation ("Lucent"), Chartered Semiconductor Manufacturing Ltd., a Singapore corporation ("CSM"), and Silicon Manufacturing Partners Pte. Ltd. , a Singapore corporation (the "Supplier"), Lucent and CSM being sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers". Terms in capital or with initial capital letters which are not defined herein shall have the meanings assigned to them in the Joint Venture Agreement hereinafter referenced.

   WHEREAS, Lucent and CSM have entered into a joint venture agreement, dated December 19, 1997 (the "Joint Venture Agreement"), which also provides for other Collateral Agreements including this Agreement (as defined in the Joint Venture Agreement), for the purpose of supplying silicon wafers ("Wafers") produced by the Supplier to Lucent and to CSM; and

   WHEREAS, the Purchasers desire to purchase, and the Supplier desires to sell, the Wafers upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree, subject to the conditions contained herein, as follows:


1.0  TERM

This Agreement shall be effective on the date hereof and, except as provided in the Joint Venture Agreement or otherwise mutually agreed upon by the parties, shall terminate upon termination of the Joint Venture Agreement. The amendment or termination of this Agreement shall not affect the obligations of the Supplier or the Purchasers under then existing purchase orders issued pursuant to this Agreement.

2.0  WAFER PURCHASE

     (a) During the term of this Agreement, the Purchasers shall purchase, and the Supplier shall sell to the Purchasers, Wafers upon the terms and subject to the conditions set forth in this Agreement, including Exhibit A hereto and made a part hereof.

     (b) Any material adverse variance to the Supplier's operations caused by a Purchaser not taking its required share of Wafer output shall be compensated for by such Purchaser in accordance with Exhibit A hereto.

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3.0   ORDER

      For purposes of this Agreement, a purchase order shall mean the form of purchase order, contract or document ("order") adopted by the Purchasers for the purpose of ordering Wafers. Each order shall reference this Agreement, thereby incorporating in such order the terms and conditions stated in this Agreement. Terms or conditions contained in any order, whether written, typed or printed, shall be without effect should they be in conflict with those incorporated by reference to this Agreement.

4.0   PRICE

      Price for Wafers shall be established in accordance with the Pricing Principles set forth in Exhibit B hereto.


5.0   BENCHMARKING

      On an annual basis, the Supplier and the Purchasers shall undertake to benchmark product quality, and service performance of the Wafers purchased by the Purchasers against the then existing standards of the industry. The Wafer specifications benchmarked shall be the codes that comprise the top eighty percent of the volume purchased by each Purchaser. The Supplier and the Purchasers shall review such benchmark information and the Supplier shall develop a plan of action for improving Wafer product quality and service performance if such benchmark information indicates improvements are needed.



6.0   ASSIGNMENT AND SUBCONTRACTING

      Except as set forth in this Section 6.0, the Supplier shall not assign this Agreement or any right or interest hereunder (excepting monies due or to become due or as otherwise provided in the Joint Venture Agreement or any of the other Collateral Agreements) or delegate or subcontract any work or other obligation to be performed under this Agreement, without the prior written consent of each Purchaser. Any attempted assignment, delegation or subcontracting in contravention of the above provisions shall be void and ineffective. Any assignment of monies shall be void and ineffective to the extent that (1) the Supplier shall not have given each Purchaser at least thirty (30) days prior written notice of such assignment or (2) such assignment attempts to impose upon the Purchasers obligations to the assignee in addition to the payment of such monies, or to preclude either of the Purchasers from dealing solely and directly with the Supplier in all matters pertaining to this Agreement including the negotiation of amendments or settlements of charges due. All work performed by the Supplier's subcontractor(s), including but not limited to labor services, shall be deemed work performed by the Supplier. Either Purchaser may, with the prior written consent of the other Purchaser which shall not be unreasonably withheld, assign this Agreement to a subsidiary or Affiliate of such Purchaser; provided that such

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      Purchaser shall not thereby be relieved of any of its obligations hereunder or under the Joint Venture Agreement or any other Collateral Agreement.



7.0   CHOICE OF LAW

      The construction, interpretation and performance of this Agreement, and all transactions hereunder, shall be governed by the laws of Singapore, without regard to its choice of laws principles and excluding the Convention for the International Sale of Goods.



8.0   COMPLIANCE WITH LAWS

      The Supplier shall comply with all applicable material United States and Singapore federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections as may be required by it to effect this Agreement.



9.0   ENTIRE AGREEMENT

      Except as otherwise set forth in Section 3.0 hereof, the terms and conditions set forth in this Agreement shall apply to any orders issued pursuant to this Agreement. To the extent in conflict with those incorporated by reference to this Agreement, any printed provisions contained in either of the Purchaser's orders and any provisions on the Supplier's purchase order acknowledgment forms shall be deemed null and void. Amendments to this Agreement shall be of no force and effect, unless expressly consented to by the parties hereto in writing. Unless otherwise stated herein or in any other agreement between the relevant parties, estimates or forecasts furnished by the Purchasers shall not constitute commitments. This Agreement, the Joint Venture Agreement and the Collateral Agreements, together with all Exhibits, Schedules, Appendices and attachments hereto and thereto, represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding, written or oral, that the parties hereto may have had.



10.0  FORCE MAJEURE


      No party hereto shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming party or its subcontractors (each being referred to in this Agreement as a "Force Majeure Condition"). Notwithstanding the foregoing, the Supplier's liability for loss or damage to the

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      Purchasers' materials in the Supplier's possession or control shall not be modified by this clause. If any Force Majeure Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, stating the nature of the Force Majeure Condition and any action being taken to avoid or minimize its effect. Once the Force Majeure Condition ceases, each party shall resume performance under this Agreement or any applicable order.


11.0  GOVERNMENT CONTRACT PROVISIONS

      Orders placed under this Agreement containing a notation that the Wafers are intended for use under U.S. Government contracts shall be subject to such other provisions required by the U.S. Government printed, typed or written thereon, or on the reverse side thereof, or in attachments thereto. Supplier shall charge the Purchaser for any additional costs incurred to comply with such provisions.



12.0  IDENTIFICATION

      (a) The Supplier shall not, without the Purchasers' prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any Identification (as hereinafter defined) in any circumstances related to this Agreement. As used in this Agreement, the term "Identification" means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of Lucent or CSM or their respective affiliates, or evidence of inspection by or for any of them.


      (b) To the extent the Supplier is requested by either Purchaser, and Supplier has the capability to use such Purchaser's Identification in connection with such Purchaser's Wafers, the affected parties shall enter into a separate agreement therefor. The Supplier shall remove or obliterate any Identification prior to any use or disposition of any Wafers rejected or not purchased by either of the Purchasers, and, shall indemnify, defend (at a Purchaser's request) and save harmless Lucent or CSM and their respective affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of the Supplier's failure to so remove or obliterate Identification.



13.0  INVOICING

      The Supplier shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement number, through routing and weight;
      (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices to the address shown on the order.



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14.0  TERMS OF PAYMENT

      The terms of payment are as follows: net thirty (30) days from the date of invoice.



15.0  RECORDS

      The Supplier shall aggregate all material records relating to the manufacture of wafers for each Purchaser under this Agreement, including a physical inventory if applicable, and maintain such records in an accurate and complete manner for two (2) years from the date of invoice. These records, where applicable, shall be maintained in accordance with recognized commercial accounting practices so they may be readily available for review and audit by each Purchaser as provided in Section
      28.0. Supplier shall maintain for two (2) years processing IV tests, and wafer sort data on each individual lot.



16.0  RIGHT OF ACCESS

      (a) The Supplier shall permit access to its premises by either Purchaser in connection with work hereunder for such Purchaser without execution of additional agreements. Prior notification will be given when access is desired. In addition, each Purchaser shall have the right to access all of the Supplier's in-process records related to Wafers produced for such Purchaser on its premises on reasonable notice and at reasonable times.


      (b) The Supplier shall prevent access by third parties which manufacture, design, repair and/or sell products similar to Wafers to any of the manufacturing facilities which are associated with Wafers unless mutually agreed to in writing by the Purchasers.



17.0  PROCESS CERTIFICATION AND INSPECTION

      (a) In regard to the Supplier's manufacturing processes, each Purchaser, and each Purchaser's customers as designated by such Purchaser, may, subject to appropriate confidentiality restrictions and the provisions of
      Section 16.0(b), with respect to those processes identified in the manufacture of Wafers for such Purchaser, perform periodic quality surveys, evaluations, audits and approvals, including but not limited to equipment calibration and operator performance, and evaluation of quality control/quality assurance and data collection and analysis procedures.


      (b) The Supplier shall conduct appropriate incoming inspection of raw materials in accordance with its standard practices approved by the Purchasers and any specific requirements of the Purchasers. Such practices may be modified from time to time to address specific conditions as requested by the Purchasers.


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18.0  QUALITY

      The Supplier shall use its reasonable efforts to ensure that all manufacturing and design operations which contribute to the design, development, production and services of Wafers remain ISO-14001 certified. Furthermore, the Supplier will use its reasonable efforts to attain and maintain acceptable ratings in any future quality programs as agreed to by the parties hereto.



19.0  PURCHASER ACCEPTANCE AND QUALIFICATION TESTS

      Prior to the Supplier initiating volume manufacture of Wafers, each Purchaser shall have the right to conduct acceptance or qualification tests of Wafers and processes, including but not limited to technical acceptance tests to ensure conformity with a Purchaser's specifications. This testing shall in no way relieve the Supplier of any other responsibilities under this Agreement.



20.   SPECIFICATIONS OR DRAWINGS

      (a) As used in this Agreement, the term "Specifications" means the design features, functions, characterization, dimensions, performance capabilities, quality specifications and process specifications, and samples and drawings associated with any of the foregoing as provided by a Purchaser to the Supplier, and any modifications or changes thereto pursuant to the terms of this Agreement.


      (b) Prior to implementation of any change proposed to be made by the Supplier in the Wafers furnished in accordance with the Specifications under this Agreement, the Supplier shall provide the Purchasers with written notice thereof in accordance with the procedures mutually agreed between the Supplier and the relevant Purchaser. If the Purchasers agree to the Supplier's proposed changes, all Wafers affected by such changes and shipped after the implementation of such changes shall conform to such changed specifications.



21.   MARKING

      All Wafers furnished under this Agreement shall be marked for identification purposes in accordance with the specifications set forth in this Agreement and at a minimum as follows as shown in Exhibit C attached: lot no., wafer no., and K no. (clean room identification). In addition, the Supplier agrees to add any other identification which might be requested by either Purchaser such as, but not limited to, distinctive marks conforming to Purchaser's serialization plan or to a Purchaser's bar-coding plan after charges, if any, for such additional identification marking have been agreed to by the Supplier and such Purchaser.



22.0  TITLE AND RISK OF LOSS

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      Title and risk of loss or damage to Wafers purchased by either Purchaser under this Agreement shall vest in such Purchaser when the Wafers have been delivered Ex Works.



23.0  TRANSPORTATION TERMS

      The completed Wafers shall be delivered Ex Works.



24.0  SERVICE

      (a) Purchasers will establish shipping performance criteria and specifications which will be provided to the Supplier.


      (b) The Supplier shall use its reasonable efforts to deliver Wafers in accordance with each Purchaser's required delivery schedule as contained in such Purchaser's orders, as such delivery schedule may be subsequently modified by agreement of the Supplier and such Purchaser. The Supplier will promptly notify each Purchaser of an "Acknowledged Delivery Schedule", which shall be the schedule upon which the Supplier can deliver Wafers to each Purchaser. The Supplier shall use its reasonable efforts to communicate to each Purchaser any change to the Acknowledged Delivery Schedule. The Supplier's compliance with the foregoing obligation will not relieve the Supplier of the shipping performance criteria and specifications established pursuant to paragraph (a) of this Section 24.0.



25.0  SUPPLIER INTERVAL

      (a) For the purposes of this Agreement, the terms "Lead Time" or "Supplier Interval" shall mean the period of time expressed in days commencing on the date an order for Wafers is placed with the Supplier by a Purchaser and ending upon delivery of such Wafers to such Purchaser pursuant to
      Section 23.0.


      (b) If, during the course of this Agreement, the Supplier determines that it will no longer be the able to deliver Wafers within the then existing Lead Times, the Supplier shall immediately notify the ordering Purchaser to that effect. The Supplier shall use its reasonable best efforts to quote reduced Lead Times when responding to orders placed under this Agreement if required to meet a Purchaser's requested delivery date.

26.0  INDEMNIFICATION

      (a) Lucent will defend, indemnify and hold harmless the Supplier against all suits, claims, demands or actions alleging that any Wafers purchased hereunder by Lucent or the manufacture of such Wafers for Lucent infringes any patent or other intellectual property right of any third party solely as a result of the use by the



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      Supplier of any technology, processes or specification furnished to the
      Supplier by Lucent or any of its Affiliates for the purpose of manufacturing such Wafers for Lucent and will pay all damages, awards or settlements and costs (including reasonable attorneys' fees) which may be incurred by or assessed against the Supplier on account of such infringement whether or not legal proceedings are commenced; provided that Lucent (i) shall have had prompt written notice of all claims of such infringement and suits, claims, demands or actions and full opportunity and authority to assume the sole defense of and to settle the same, and
      (ii) shall be furnished upon Lucent's request, and at Lucent's expense, all information and assistance available to the Supplier for such defense.

      (b) CSM will defend, indemnify and hold harmless the Supplier against all suits, claims, demands or actions alleging that any Wafers purchased hereunder by CSM or the manufacture of such Wafers for CSM infringes any patent or other intellectual property right of any third party solely as a result of the use by the Supplier of any technology, processes or specification furnished to the Supplier by CSM or any of its Affiliates for the purpose of manufacturing such Wafers for CSM and will pay all damages, awards or settlements and costs (including reasonable attorneys' fees) which may be incurred by or assessed against the Supplier on account of such infringement whether or not legal proceedings are commenced; provided that CSM (i) shall have had prompt written notice of all claims of such infringement and suits, claims, demands or actions and full opportunity and authority to assume the sole defense of and to settle the same, and (ii) shall be furnished upon CSM's request, and at CSM's expense, all information and assistance available to the Supplier for such defense.


27.0  CONFIDENTIAL INFORMATION

      All communications between the Supplier and the Purchasers or any of them and all information and other material supplied to or received by any of them from any one or more of the others in connection with the performance of this Agreement which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone in connection with this Agreement, or to be used by the recipient only for the benefit of the Supplier, any information concerning the business transactions or the financial arrangements, including without limitation, trade secrets, customer lists, know-how, designs, processes, drawings and specifications, ("Confidential Information") of the Supplier or of the Purchasers or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient (including to the exclusion of the non-disclosing party) and shall be used by the recipient solely and exclusively for achieving the purposes of this Agreement during the term of this Agreement, and for a period of five (5) years following the termination thereof. Neither Purchaser shall disclose to the Supplier or to the other Purchaser competitively sensitive information concerning either's sale, transfer or use of Wafers (e.g. pricing, cost, volume, capacity, customer identification), except as reasonably required under this Agreement relating to any wafer fabrication facility operated, managed or

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      controlled by such Purchaser or in which such Purchaser has a non-controlling interest or role. At the expiration or termination of this Agreement, written Confidential Information will be returned to the party supplying such information or destroyed immediately upon the request of such party and no copies, extracts or other reproductions shall be retained by recipient. All documents, memoranda, notes and other writings whatsoever prepared by recipient which contain the Confidential Information shall be returned to such party or destroyed at such party's request. Notwithstanding the foregoing, information shall not be deemed confidential and the recipient shall have no obligation with respect to any such information which was in the recipient's possession before receipt from the discloser; which are rightfully received by the recipient without restriction from a third party without a duty of confidentiality on the third party; which are independently developed by recipient; or which are in the public domain through no act or default on the part of the recipient, its Affiliates, its servants and/or agents, whereupon, to the extent that it is public, this obligation shall cease. In addition, in the event a recipient becomes compelled by law or regulatory authority to disclose any of the Confidential Information, the recipient party shall provide the disclosing party with prompt written notice so that the discloser may seek protective order or other appropriate remedy or waive compliance with the provisions of this Section 27.0. In the event that such protective order or other remedy is not obtained, or that the discloser waives compliance with the provisions of this Section 27.0, the recipient shall furnish only that portion of the Confidential Information which it is required by law or regulatory authority to disclose and will exercise its commercially reasonable efforts to assure that confidential treatment will be accorded the Confidential Information.


28.0  AUDIT

      The Supplier shall permit each Purchaser or the representative of each Purchaser to examine and audit the records relating to such Purchaser's Wafers as described in Section 15.0 and all supporting records on reasonable notice and at reasonable times. Audits shall be made not later than two (2) calendar years after the final delivery date of Wafers ordered.



29.0  SURVIVAL OF OBLIGATIONS

      The obligations of the parties under this Agreement which by their nature would continue beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.


30.0  CLAUSE HEADINGS

      The headings of the Sections and paragraphs in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.


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31.0  DEFAULT

      (a) In the event the Supplier or any Purchaser shall be in material breach or default of any of the terms, conditions, or covenants of this Agreement or any order and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to the breaching party by the non-breaching party, then the parties hereto shall proceed to resolve such dispute pursuant to the provisions of Section 39.0.

      (b) The failure of any of the parties at any time to enforce any right or remedy available under this Agreement or otherwise with respect to any breach or failure by any other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the breaching party.

32.0  EXPORT CONTROL

      The Supplier acknowledges that any products, software and technical information (including, but not limited to, services and training) provided by Lucent under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software and technical information must be authorized under those regulations and that products, software and technical information (including, but not limited to, services and training) provided by CSM may be subject to U.S. export laws and regulations and use or transfer of such products, software and technical information may require authorization under those regulations. The Supplier agrees that it will not use, distribute, transfer, or transmit the products, software or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by a Purchaser, the Supplier also agrees to sign written assurances and other export-related documents as may be required for a Purchaser to comply with U.S. export regulations.



33.0  NOTICES

      All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission (provided that the receipt of such facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) addressed to the intended recipient thereof at its address or at its facsimile number set out in this Agreement (or to such other address or facsimile number as a party to this Agreement may from time to time duly notify the others in writing). Any such notice, demand or communication shall be deemed to have been duly served, if given or made by facsimile, immediately at the time of dispatch (provided that the receipt of such


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      facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) or, if given or made by letter, immediately if delivered personally or 48 hours after posting or, if given or made by air-mail, ten days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was duly addressed, stamped and posted. The address and facsimile numbers of the parties for the purpose of this Agreement are:-

         CSM        :     Chartered Semiconductor Manufacturing Ltd.
                          60, Woodlands Industrial Park D Street 2
                          Singapore 738406
                          Facsimile No. : (65) 362 2909
                          Attention : Legal Department

         Lucent     :     Lucent Technologies Microelectronics Pte. Ltd.
                          3, Kallang Sector, Kolam Ayer Industrial Park
                          Singapore 349278
                          Facsimile No. : (65) 840-2560
                          Attention : Managing Director

         With copy to:
                          Lucent Technologies Inc.
                          Microelectronics Division
                          Two Oak Way
                          Berkeley Heights, NJ 07922-2727
                          Facsimile No.  001 908 508-8398
                          Attention:  Legal Department

        Supplier    :     Silicon Manufacturing Partners Pte. Ltd.
                          c/o Singapore Technologies Pte.Ltd.
                          89, Science Park Drive
                          #02-09/12
                          The Rutherford
                          Singapore Science Park
                          Singapore 118261
                          Facsimile No.     :  (65) 872-6390
                          Attention         :   The Company Secretary
                                            Corporate Secretariat Department

             with copies to Lucent and CSM at their above addresses.

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      Any party hereto may change its address provided above for the purpose hereof by giving written notice to the other parties hereto of such change in the manner hereinabove provided.

34.0  TAXES AND INSURANCE PAYMENTS

      Each Purchaser shall pay, in addition to the price of the Wafers purchased, the amount of any freight, insurance, handling and other duties levied on the shipment of the Wafers to such Purchaser. Such Purchaser shall also pay for all sales, use, excise or other similar taxes levied on the purchase of Wafers.


35.0  REPORTS

      (a) Supplier agrees to maintain the following auditable order and shipment reports and provide copies to Purchasers, if requested, on or before the fifth working day of each month:

      (1) Order and shipment reports for each shipment, including bill of lading information.

      (2) At the request of a Purchaser, monthly summaries of actual shipping intervals achieved on Wafers ordered and manufactured hereunder, identifying the number of units and such other information as either Purchaser may reasonably request.

      (b) Supplier further agrees to maintain and render quality and yield data of the type and frequency specified by Purchasers to assure proper control of Wafers quality and reliability. This data may include such items as in-process daily yields, quality control, and quality assurance daily records. Supplier shall furnish and render additional reports as may be reasonably requested by Purchasers.

36.0  OZONE DEPLETING SUBSTANCES LABELING

      The Supplier warrants and certifies that all products, including packaging and packaging components, provided to the Purchasers under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR, Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."


37.0  SHIPPING AND BILLING

      For shipments against a purchase order placed pursuant to this Agreement, the Supplier shall: (1) ship order complete unless instructed otherwise,
      (2) ship to the destination designated in the order, (3) ship according to routing instructions given by the each Purchaser, (4) place order number on all subordinate documents, (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum, (6) mark order number on all packages and shipping papers, (7) render invoices in duplicate or as otherwise specified, showing order number, through routing and

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      weight, (8) render separate invoices for each shipment within twenty-four hours after shipment, (9) mail invoices and notices to the address shown in order. Adequate protective packaging shall be furnished at no additional charge. Shipping and routing instructions may be altered as mutually agreed without a writing.


38.0  SEVERABILITY

      If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Supplier and the Purchasers shall be construed and enforced accordingly.


39.0  DISPUTE RESOLUTION

      (i) In case any dispute or difference shall arise amongst the parties hereto as to the construction of this Agreement or as to any matter or thing of whatsoever nature arising hereunder or in connection herewith, including any question regarding its existence, validity or termination, such dispute or difference shall promptly be submitted to a committee comprised of one Board member of the Supplier from each of Lucent and CSM. If such committee is unable to resolve such dispute within 21 days of such submission, it shall submit the dispute to a committee comprised of one senior manager from each of Lucent and CSM, being in the case of:-

         CSM        : the President
         Lucent     : the Customer  Satisfaction  and  Business Development
                      Vice President of Lucent Technologies Inc. ("LTI")

      If such senior managers are unable to resolve such dispute within 14 days of such submission, it shall be submitted to a committee comprised of one senior officer from each of Lucent and CSM being in the case of:-

         CSM        : the Chairman of the Board of CSM
         Lucent     : Vice President, Integrated Circuits Division of LTI

      (ii) If such senior officers are unable to resolve the dispute within 14 days of such submission, it shall be submitted to a single arbitrator to be appointed by Lucent and CSM (the "Arbitrator"). If Lucent and CSM fail to agree on an Arbitrator within 14 days after any of them has given to the other a written request to concur in the appointment of an Arbitrator, a single arbitrator (the "ICC Arbitrator") shall be appointed on the request of either Lucent or CSM within 10 days after the 14 day period by the International Chamber of Commerce and such submission shall be a submission to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as presently in force by which the parties in dispute agree to be so bound. Both the Arbitrator and the ICC Arbitrator, as applicable, shall have 14 days after his appointment to request and receive all information (whether written or oral) relating to the dispute from Lucent, CSM and the Supplier. Each of Lucent and CSM shall use its commercially reasonable efforts to comply with all of such requests for information. Lucent and CSM shall jointly cause the Supplier to comply with all of the Arbitrator's and the ICC Arbitrator's requests for information. The place of arbitration shall be London, England and the arbitration shall be conducted wholly in the English language. The Arbitrator and the ICC Arbitrator, as applicable, shall render his decision within 30 days after his appointment or, in the event the Arbitrator or the ICC Arbitrator, as applicable, requires any hearings or proceedings with respect to such arbitration, within 15 days after the completion of such hearings or proceedings.


40.0  WARRANTY

      EXCEPT FOR THE PROVISIONS OF EXHIBIT A PERTAINING TO WAFER DEFECTS, THE SUPPLIER, ITS SUBSIDIARIES AND AFFILIATES, SUBCONTRACTORS AND SUPPLIERS MAKE NO WARRANTIES EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIM ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS WELL AS OTHER IMPLIED WARRANTIES, IN LAW OR EQUITY. EACH OF THE PURCHASER'S SOLE AND EXCLUSIVE REMEDY SHALL BE THE SUPPLIER'S OBLIGATION TO CREDIT OR REIMBURSE AS PROVIDED IN EXHIBIT A.



41.0. WAIVER OF IMMUNITY

      Lucent, CSM and the Supplier hereby irrevocably agree not to claim and irrevocably waive any claim or right which it has or may hereafter acquire under any law, regulation, treaty or international agreement to immunity for itself, or any of its revenues, assets or properties or those of any of its agencies or instrumentalities from the jurisdiction of any court (including but not limited to any court of the United States of America or the State of New Jersey) with respect to the enforcement of an arbitral award rendered pursuant hereto.

42.0  COMPLIANCE WITH UNITED STATES CUSTOMS LAWS AND REGULATIONS

      Supplier shall comply with Purchaser's reasonable instructions relating to compliance with United States Customs laws, statutes, or regulations. Supplier agrees to assist Purchaser, at Purchaser's expense, in every reasonable way necessary to ensure that Purchaser can import the material into the United States in accordance with all applicable customs laws, statutes, and regulations.

43.0  COUNTRY OF ORIGIN

      Supplier agrees that, for all Wafers provided under this Agreement, it will list the country of origin of the goods, by comcode, or in the event that no comcode is provided, by other identifying number or symbol, on the invoice.

44.0  IMPORT INVOICE

      At Purchaser's request and expense, Supplier shall include an invoice with the shipment of Wafers which includes the following information for every Wafer shipped: a complete noun description in Spanish consistent with the Harmonized Tariff Schedule; a statement as to the country of origin of the Wafers; Purchaser's comcode for each type of Wafer shipped; the value of the Wafer; the manufacturer's identification number, or in the absence of such number, the full address of the manufacturer; and the terms of sale.

IN WITNESS WHEREOF, each of the Supplier and the Purchasers have executed this Agreement in duplicate on the day and year below written.

Lucent Technologies Microelectronics Pte. Ltd.


      By:  /s/ Dennis M. Hill
         ---------------------------------------
              (Signature)

      Name:  Dennis M. Hill
           -------------------------------------

      Title:  Director
            ------------------------------------

      Date:  17 February 1998


      Chartered Semiconductor Manufacturing Ltd.


      By:  /s/ Tan Bock Seng
         ---------------------------------------
                  (Signature)

      Name:  Tan Bock Seng
           -------------------------------------

      Title:  President and CEO
            ------------------------------------

      Date:  17 February 1998
            ------------------------------------

      Supplier


      By:  /s/ Paul J. Mostek
         ---------------------------------------
              (Signature)

      Name: Paul J. Mostek
           -------------------------------------

      Title:  Director
            ------------------------------------

      Date:  17 February 1998
           -------------------------------------

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission

Exhibit A

                            - TAKE OR PAY PRINCIPLES-

The parties agree that the following provisions will govern all purchase obligations, pricing, and allocation of Wafer production output made under this Agreement.

(A) Unless otherwise agreed to in writing, Lucent agrees to purchase and the Supplier agrees to sell to Lucent fifty-one percent (51%) of the Supplier's production output for Wafers, and CSM agrees to purchase and the Supplier agrees to sell to CSM forty-nine percent (49%) of the Supplier's production output for Wafers, based upon forecasts provided by the Supplier. The Supplier's Wafer production capacity (and output) available to the Purchasers is determined as follows:

                                      ****

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission




                                      ****






























(C) Each Purchaser agrees to pay the Supplier for the costs associated with any decrease in the Supplier's output of good Wafers which is directly caused by such Purchaser ("Wrong-doing Costs"). Examples of this situation would include but are not limited to: underloading the output of the Supplier, requesting that the Supplier place Wafers on hold, causing the Supplier to generate scrap wafers that are not a result of the Supplier's normal yield process, requesting non-standard lot sizes, etc. Wrong-doing Costs clearly identified to a party will be billed to that party.

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission


(D) In any given period, there will be variations between the Supplier's planned and actual Wafer yields. Particularly where the period being measured is short (e.g. weekly), the impact of those Wafer yield variations may not be exactly equal for each Purchaser receiving production output from the Supplier. The Supplier and the Purchasers agree that this is acceptable. The wafer yield variations (as well as cycle time) will be tracked by the Supplier. However, if there is any sign that the variations are not impacting each Purchaser equally on a longer term basis (e.g., semi-annually), action will be taken by the Supplier to equalize such impact.

(E) The Supplier will provide each Purchaser with a regularly updated (e.g., twice per month) view of its capability (including technology mix). That capability will be stated in terms of base technology equivalent wafer starts.

(F) 1) Loadings - 12-Month - Each Purchaser shall provide the Supplier with an updated (monthly) view by technology of how each such Purchaser intends to load its portion of the available production capacity of the JV.

    2) Loadings - Short-Term - Each Purchaser shall provide by technology, by week, Wafer start instructions to the Supplier on a fixed day(s) of each week. Such loadings shall cover the next *********. There will be a follow-up conference call (where necessary) between the Supplier and each Purchaser to confirm the Supplier's ability (availability of masks, etc.) to handle the specific requests of the Purchaser. Each Purchaser will provide the Supplier with code level detail as needed by the Supplier.

(G) The Supplier will provide information to each Purchaser on a daily basis indicating progress of each lot through the Supplier's production cycle, as well as the latest view of when each lot will be completed.

(H) Basis for Take-or-Pay Calculation due to underloadings shall be as follows:

      1) Prior to the beginning of each calendar year (and whenever ramp plan is changed), the parties will mutually agree on the ****************************** ************************************ (relative to take or pay obligation) per quarter, based on the formula shown below.

                                      ****






      2) At the end of each quarter, each Purchaser will be billed for ********************** if the wafers started for them are less than as determined in accordance with Clauses A and B of this Exhibit A.

(I)  Technology Choices

      Each party shall have the right at their sole discretion to modify the technology type running in their allocated capacity provided that (i) due allowance is made for equipment line capacity, ordering lead times, and the current technology mix of both parties, and (ii) there is no "material deviation" caused by that party from the Supplier's capacity plan then in effect. In the event of a party's (the "Requesting Party") request for such modification causes any material deviation from the Supplier's capacity plan, the Requesting Party shall direct the Supplier to make available to the other party (the "Affected Party") wafer capacity from the wafer capacity reserved for the Requesting Party, so as to ensure that the Affected Party's wafer capacity is not affected by such material deviation.

(J) The Parties agree that the capacity, costs, and technologies forecasts, criteria etc. of the Supplier referred to in this Exhibit A shall be consistent with the Company Business Plan as may be updated from time to time.

REDACTED        CONFIDENTIAL TREATMENT REQUESTED
                The asterisked portions of this document have been omitted and are filed separately with the Securities and Exchange Commission


Exhibit B

                              -PRICING PRINCIPLES-


The Supplier shall agree with Lucent and CSM on the price of Wafers to be purchased and sold under this Agreement. The Supplier shall initially issue price quotations to Lucent and CSM. The price of Wafers supplied to Lucent and CSM shall be negotiated taking into account volume, starting wafer type (e.g. epitaxial), number of metal levels, demand and supply in the marketplace, and other differences, and shall be mutually agreeable to the Supplier, Lucent and CSM; ****.

Exhibit C

                                    -MARKING-